Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces Third Quarter Results

Bristol, PA, November 15, 2004—StoneMor Partners L.P. (NASDAQ: STON) today announced the first quarterly operating results (since becoming a public entity) for itself and its predecessor, Cornerstone Family Services, Inc. and subsidiaries, for the three and nine month periods ended September 30, 2004. On September 20, 2004, the business of Cornerstone Family Services, Inc. and its subsidiaries was contributed to StoneMor Partners L.P. in connection with the initial public offering of common units representing limited partner interests in StoneMor Partners L.P.

A summary of results for the three and nine months ended September 30, 2004, compared with 2003 follows.

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total Revenues	$21,089	$18,736	$65,197	$57,023
Operating Profit	$1,600	$914	$7,007	$5,033
Net Income (Loss)	$(4,499)	$(4,134)	$(5,314)	$(6,045)
EBITDA, as Adjusted (a)	$6,976	$6,897	$22,113	$22,470

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Lawrence Miller, Chief Executive Officer of StoneMor GP LLC, the general partner of StoneMor Partners L.P., stated: “We are pleased that our results for the three and nine months ended September 30, 2004 are in line with our budget, with significant increases in revenues and operating profits as compared to the three and nine months ended September 30, 2003. Our deferred cemetery revenues, net, which may be viewed as our backlog associated with pre-need sales, increased to $123.3 million as of September 30, 2004 compared to $113.3 million at September 30, 2003.”

Mr. Miller continued: “Our company has a focus different than the other deathcare companies. We manage primarily for cash flows that generate Operating Surplus, as defined in our Partnership Agreement, which can be used to pay distributions to our unitholders, and secondarily for operating profits and revenues. We have previously confirmed our intent to pay our initial quarterly distribution for the quarter ended December 31, 2004 on or about February 14, 2005, with the distribution adjusted to cover the period from September 20, 2004 (the completion date of our initial public offering) to December 31, 2004. Our company is committed to paying our unitholders at least $1.85 per unit annually ($0.4625 per unit quarterly) and we expect to make this payment to common unitholders solely from our operating cash flow. We are also committed to increasing that payment over time as our business grows, primarily through acquisitions. The nature of GAAP accounting principles for cemeteries makes it entirely possible for us to generate operating losses because of our inability to record revenues from pre-need sales until the merchandise is delivered or the services are performed. Future earning releases will focus on the company’s ability to generate cash and pay unitholder distributions and will disclose quarterly cash distributions which are based on our calculation of Operating Surplus. All acquisitions are intended to be cash accretive and in this regard should allow for increased distribution to unitholders.”

William R. Shane, Executive Vice President and Chief Financial Officer of StoneMor GP LLC, stated: “Our net loss for the three and nine months ended September 30, 2004 was primarily attributable to the non-recurring expenses of restructuring our credit facility of $4.2 million and a $0.4 million non-cash charge for stock in a related company given to certain officers and directors and the higher interest expense of our old credit facility for the three and nine months ended September 30, 2004.

On September 20, 2004, the Company fully repaid its old credit facility and its operating subsidiaries sold $80.0 million in principal amount of senior secured notes, and also entered into a $35 million credit facility, but have not borrowed any amounts under this facility. This had the effect of reducing long-term debt, including accrued interest, from approximately $135.1 million to $80.0 million. The effective interest rate on the company’s debt was also reduced from 8% to 7.66%. Interest expense in the consolidated statement of operations includes interest expense under the old credit facility on the increased amount through September 20, 2004, and only on the new reduced credit facility at the reduced rate from September 21 through 30, 2004. As a result of these transactions, interest expense and loan amortization costs will be substantially reduced in the future.

Mr. Shane continued: “Our minimum quarterly cash distributions are budgeted to be paid to common unitholders (publicly held) solely from operating cash flow and not from borrowing. As stated in our prospectus dated September 14, 2004 and subject to the qualifications contained in that prospectus, we have been advised by our tax counsel that a portion of the cash distributions will be free of federal income tax and that a substantial portion of the income will be qualified dividend income. Our minimum quarterly cash distributions to subordinated unitholders are also expected to be paid mostly from operating cash flow and not from borrowing. Subordinated units, which are solely held by the parent of our general partner, cannot during the subordination period be paid any distribution until the publicly held common units have received their minimum quarterly distribution.

One of our business strategies is to purchase and deliver products and perform services in advance of the time of need. This strategy results in an increase of cash flow from the related trust withdrawals and also accounted for the majority of the increase in revenues during both the three and nine months ended September 30, 2004, as vault deliveries, caskets provided, and vault installation services all increased. Earnings recognized from the Company’s trust funds also increased during both the three and nine-month periods ended September 30, 2004.

The Company analyzes its margins in both absolute dollars and percentages. Its net sales income margin, defined as Cemetery Revenues less Cost of Sales and Selling Expense, increased during the third quarter of 2004 (when compared to 2003) by $1.4 million or 12%, while the expenses in this category as a percentage of Cemetery Revenues increased to 36.2% from 35.8%. The increase is a result of a slight change in product mix during the period and increased medical benefit costs included within Selling Expense.

A key balance sheet indicator is Deferred Cemetery Revenues - Net. Increases in this account represent revenues from customer pre-need contracts signed, but not yet serviced, less the related cost of sales and direct selling expenses. As contracts are serviced, these net deferred revenues move into the Statement of Operations. As previously noted, the Company has a backlog of net deferred revenues of $123.3 million at September 30, 2004. It is entirely possible that some of these contracts are fully paid, as payment is not a factor in the recognition of revenues.”

Investors’ Conference Call

An investors’ conference call to review the third quarter results will be held on Monday, November 15, 2004, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 729-6173. An audio replay of the conference call will be available through November 29, 2004. The access number for the audio replay is as follows: (800) 633-8284. The audio replay of the conference call will be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries in the United States, with 132 cemeteries in 12 states. StoneMor is the only publicly traded death care company focused almost exclusively on cemeteries and is the only publicly held death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need basis (at death), include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project”, ”expect”, “anticipate”, “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; the Company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; and various other uncertainties associated with the death care industry and the Company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our registration statement on Form S-1, as amended, filed with the SEC which became effective September 14, 2004. (No. 333-114354). We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
CURRENT ASSETS:
Cash and cash equivalents	$13,637	$5,554
Accounts receivable, net of allowance	24,961	22,447
Prepaid expenses	1,579	1,476
Merchandise trust receivable	—	1,861
Other current assets	846	779

Total current assets	41,023	32,117

LONG-TERM ACCOUNTS RECEIVABLE – net of allowance	33,088	33,720
CEMETERY PROPERTY	150,994	151,200
PROPERTY AND EQUIPMENT	21,930	23,411
DUE FROM MERCHANDISE TRUSTS	—	109,785
MERCHANDISE TRUSTS, restricted, at fair value	117,589	—
PERPETUAL CARE TRUSTS, restricted, at fair value	124,677	—
DEFERRED FINANCING COSTS – net of accumulated amortization	2,744	3,450
OTHER ASSETS	32	2,002

TOTAL ASSETS	$492,077	$355,685

LIABILITIES AND STOCKHOLDERS’, PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,581	$5,988
Accrued interest	208	735
Current portion of long-term debt	169	7,814

Total current liabilities	8,958	14,537

LONG-TERM DEBT	80,000	122,894
DEFERRED INCOME TAXES	—	1,415
DEFERRED CEMETERY REVENUES, Net	123,303	115,233
MERCHANDISE LIABILITY	40,129	44,112

Total liabilities	252,390	298,191

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	124,677	—

REDEEMABLE PREFERRED STOCK (par value $0.01; 15,514 shares issued and outstanding at December 31, 2003)	—	15,514

COMMON STOCKHOLDERS’ / PARTNERS’ EQUITY
Common stock (par value $0.01; 880,000 shares issued and outstanding at December 31, 2003)	—	9
Additional paid-in capital	—	91,213
Accumulated other comprehensive income	—	—
Employee stock loans	—	(150)
Retained deficit	—	(49,092)
General partner	1,633	—
Limited partners	113,377	—

Total common stockholders’ / partners’ equity	115,010	41,980

TOTAL LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS’ / PARTNERS’ EQUITY	$492,077	$355,685

See accompanying notes to the Consolidated Financial Statements in Form 10-Q Report for nine months ended September 30, 2004.

STONEMOR PARTNERS L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Statements of Operations

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Cemetery	$20,694	$18,311	$63,790	$55,739
Funeral home	395	425	1,407	1,284

Total revenues	21,089	18,736	65,197	57,023

COSTS AND EXPENSES:
Cost of goods sold (exclusive of depreciation shown separately below):
Land and crypts	1,398	1,474	3,622	3,878
Perpetual care	490	642	1,840	1,921
Merchandise	1,208	497	3,830	2,293
Cemetery expense	5,031	4,489	14,765	13,088
Selling expense	4,413	3,955	13,958	11,609
General and administrative expense	2,489	2,293	7,353	6,910
Corporate overhead (including $433 in stock-based compensation in 2004)	2,968	2,819	7,959	7,524
Depreciation and amortization	1,073	1,294	3,554	3,667
Funeral home expense	419	359	1,309	1,100

Total cost and expenses	19,489	17,822	58,190	51,990

OPERATING PROFIT	1,600	914	7,007	5,033
EXPENSE RELATED TO REFINANCING	4,200	—	4,200	—
INTEREST EXPENSE	2,623	2,629	7,907	8,696

LOSS BEFORE INCOME TAXES	(5,223)	(1,715)	(5,100)	(3,663)
INCOME TAXES (BENEFIT):
State and franchise taxes	(507)	1,101	207	1,406
Federal	(217)	1,318	7	976

Total income taxes (benefit)	(724)	2,419	214	2,382

NET LOSS	$(4,499)	$(4,134)	$(5,314)	$(6,045)

Supplemental Information:
General partner’s interest in net income for the period from September 20 through September 30, 2004	$17		$17

Limited partners’ interest in net income for the period from September 20 through September 30, 2004	$872		$872

Net income per limited partner unit (basic and diluted)	$.10		$.10

Weighted average number of limited partners’ units outstanding (basic and diluted)	8,480		8,480

See accompanying notes to the Consolidated Financial Statements in Form 10-Q Report for nine months ended September 30, 2004.

STONEMOR PARTNERS L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES
Net loss	$(5,314)	$(6,045)
Adjustments to reconcile net loss to net cash (used in) provided by operating activity:
Cost of lots sold	3,879	3,878
Depreciation and amortization	3,554	3,667
Expenses related to Refinance	3,889	—
Stock compensation	433	—
Deferred income tax (benefit)	(1,683)	1,686
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(1,882)	(2,261)
Merchandise trust receivable	—	31
Due from merchandise trusts	—	(2,656)
Merchandise trust	(4,346)	—
Prepaid expenses	(38)	(518)
Other current assets	(59)	173
Other assets	(32)	(437)
Accounts payable and accrued and other liabilities	2,053	(4,188)
Deferred cemetery revenue	7,674	9,892
Merchandise liability	(4,616)	(1,164)

Net cash provided by (used in) operating activity	3,512	2,058

INVESTING ACTIVITIES:
Additions to cemetery property	(2,810)	(1,959)
Acquisitions of property and equipment	(1,279)	(789)

Net cash used in investing activities	(4,089)	(2,748)

FINANCING ACTIVITIES:
Additional borrowings on long-term debt	85,000	1,544
Repayments of long-term debt	(135,546)	(4,172)
Proceeds from sale of partnership units	81,383	—
Cost of financing activities	(22,177)	—

Net cash provided by (used in) financing activities	8,660	(2,628)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,083	(3,318)
CASH AND CASH EQUIVALENTS – Beginning of period	5,554	5,559

CASH AND CASH EQUIVALENTS – End of period	$13,637	$2,241

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$7,775	$7,739

Cash paid during the period for income taxes	$832	$593

See accompanying notes to the Consolidated Financial Statements in Form 10-Q Report for nine months ended September 30, 2004.

Non-GAAP Financial Measures

Calculation of EBITDA, as Adjusted

We present EBITDA, as adjusted, because this information is relevant to our business. We define EBITDA, as adjusted, as net income (loss) before:

•	interest;

•	taxes;

•	depreciation and amortization;

•	cost of land and crypts sold;

•	change in deferred cemetery revenues, net; and

•	one-time items relating to our September 2004 refinancing.

In our presentation of EBITDA, as adjusted, we adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for the following items:

•	Cost of land and crypts sold, an expense item resulting from our sales of burial lots, lawn crypts and mausoleum crypts, which is based on the historical allocation of our original cemetery acquisition and construction costs to individual burial lots and crypts. Management considers this expense to represent the depletion of our interment spaces that are available for sale.

•	Increase (decrease) in deferred cemetery revenues, net, which represents the net change in pre-need cemetery products and services sold that have not been delivered or performed during the period presented and therefore not recognized as revenues. Because it includes the change in deferred cemetery revenues, net, EBITDA, as adjusted, is able to reflect the deferred revenues from contracts written and their related expenses generated in a particular period.

•	One-time items relating to the September 2004 refinancing reflect loan acquisition costs and other charges of the debt paid off on September 20, 2004. Management considers these charges to represent full amortization of these items.

Management and external users of our financial statements, such as our investors, use EBITDA, as adjusted, as an important financial measure to assess the ability of our assets to generate cash sufficient to pay interest on our indebtedness, meet capital expenditure and working capital requirements, pay quarterly distributions on the common and subordinated units and otherwise meet our obligations as they become due.

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Management compensates for these limitations in considering EBITDA, as adjusted, in conjunction with its analysis of other GAAP financial measures, such as net income (loss) and net cash provided by (used in) operating activities.

The following table presents a reconciliation of EBITDA, as adjusted, to net cash provided by operating activities, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

	Three months ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Reconciliation of “EBITDA, as adjusted” to “Net cash provided by operating activities”:
Net cash provided by (used in) operating activities	$2,396	$(2,851)	$2,058	$3,512
Interest paid	2,564	2,713	7,739	7,775
Income taxes paid	38	182	593	832
Refinancing expense	—	311	—	311
Stock compensation	—	(433)		(433)
Changes in operating working capital:
Accounts receivable	52	209	2,261	1,882
Deferred income taxes (benefit)	(2,576)	1,607	(1,686)	1,683
Merchandise trusts receivable	(504)	—	(31)
Due from merchandise trust	2,998	—	2,656
Merchandise trust	—	3,097		4,346
Prepaid expenses	75	234	518	38
Other current assets	(213)	88	(173)	59
Other assets	235	32	437	32
Accounts payable and other liabilities	3,211	297	6,934	(2,540)
Merchandise liability	(1,379)	1,490	1,164	4,616

EBITDA, as adjusted	$6,897	$6,976	$22,470	$22,113